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                                                                     EXHIBIT 5.9

                         [BRIGGS AND MORGAN LETTERHEAD]


September 25, 2003



Metro Printing Incorporated
c/o Moore Wallace Incorporated
1200 Lakeside Drive
Bannockburn, IL 60015-1243

                  RE:    EXCHANGE NOTES GUARANTY; MINNESOTA OPINION

Ladies and Gentlemen:

         You have requested our opinion as special Minnesota counsel in connection with your guaranty of $403 million aggregate principal amount of 7 7/8% Senior Notes due 2011 (the "Exchange Notes") of Moore North America Finance Inc. (the "Company"). You have informed us that you (the "Subsidiary Guarantor") are a wholly owned subsidiary, directly or indirectly, of the Company and that the Exchange Notes are to be issued in exchange for the Company's outstanding 7 7/8% Senior Notes due 2011 and related guarantees pursuant to (i) the Indenture, dated as of March 14, 2003 (the "Indenture"), by and between the Company and Bank One, N.A., as trustee (the "Trustee"),
(ii) the Supplemental Indenture, dated as of May 15, 2003, by and among the New Guarantors (as defined therein), the Company and the Trustee, (iii) the Second Supplemental Indenture, dated as of September 18, 2003, by and among the Company, the Guarantors (as defined therein), and the Trustee, and
(iv) the Registration Rights Agreement, dated as of March 14, 2003 (the "Registration Rights Agreement"), by and among the Company, the Representatives (as defined therein) and Moore Wallace Incorporated (formerly known as Moore Corporation Limited), a corporation continued under the Canada Business Corporations Act ("Moore").

         In our capacity as special Minnesota counsel, we have examined a form of the guaranty and the Second Supplemental Indenture and such corporate records, officer's certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have not reviewed the Indenture, Supplemental Indenture or Registration Rights Agreement.

         Upon the basis of such examination, it is our opinion that the guaranty of the Exchange Notes by the Subsidiary Guarantor has been duly authorized by all necessary corporate action of the Subsidiary Guarantor.

         Our opinion is limited to the laws of the State of Minnesota.


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BRIGGS AND MORGAN

Metro Printing Incorporated
September 25, 2003
Page 2


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Notes and to the reference to us under the heading "Validity of the Exchange Notes" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act. Sullivan & Cromwell, counsel to the Company, may rely on our opinion for purposes of rendering its opinion, required by the terms of the Indenture, in favor of the Trustee.

                               Very truly yours,


                               /s/ Briggs and Morgan, P.A.